Exhibit 99.1
FOR IMMEDIATE RELEASE
NEW SOURCE ENERGY PARTNERS REPORTS SECOND QUARTER 2015 RESULTS; REVISES GUIDANCE

OKLAHOMA CITY, OKLAHOMA, August 10, 2015 - New Source Energy Partners L.P., a Delaware limited partnership (NYSE: NSLP) (the “Partnership” or “New Source”), today announced financial and operating results for the quarter ended June 30, 2015.

Second Quarter and Year to Date 2015 Results Summary

•	Total revenue of approximately $24.1 million in the second quarter 2015 and approximately $62.2 million for the six months ended June 30, 2015

•	Adjusted EBITDA of approximately $6.0 million in the second quarter 2015 and approximately $12.1 million for the six months ended June 30, 2015

•	Distributable Cash Flow ("DCF") of approximately $4.9 million in the second quarter 2015 and approximately $8.8 million for the six months ended June 30, 2015

•	Impairment of oil and natural gas properties of $32.9 million in the second quarter of 2015 and $76.0 million for the six months ended June 30, 2015

•	Impairment of Oilfield Services goodwill and intangible assets of $66.8 million in the second quarter of 2015 and the six months ended June 30, 2015

Management Commentary
"In the second quarter, the Partnership continued to feel the effects of the depressed commodity price environment across both our E&P and OFS segments," said Kristian Kos, Chairman and CEO. "We expect these conditions to persist in the back half of 2015. While our distribution coverage ratio for the second quarter would have been over one times covered, the Board of Directors made the decision to suspend the Partnership's quarterly cash distribution on its common units. Despite the negative effect to the price of our common units, we believe the decision to suspend the distribution was prudent, given what could be an extended downturn in the industry. Our management team continues to work to reduce costs and explore financing strategies, including potentially monetizing a portion of our OFS business, with a view toward higher commodity prices in 2016."

Exploration and Production Operational Results
The following table reflects production, pricing and cost for the Exploration and Production ("E&P") division for the periods presented below.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2015	2015	2014	2015	2014
Production volumes:
Oil (Bbls)	36,083	37,561	43,625	73,644	84,306
Natural gas (Mcf)	531,216	736,758	927,828	1,267,974	1,916,044
NGLs (Bbls)	172,722	189,689	241,695	362,411	447,278
Total production volumes (Boe)	297,341	350,043	439,958	647,384	850,925
Average daily volumes (Boe)	3,267	3,889	4,835	3,577	4,701

Average price:
Oil (per Bbl)	$45.67	$45.05	$100.91	$45.35	$99.02
Natural gas (per Mcf)	2.64	2.50	4.15	2.56	4.81
NGL (per Bbl)	13.13	15.98	35.03	14.62	40.25
Total, excluding derivatives (per Boe)	17.89	18.76	38.00	18.36	41.80
Cash received (paid) on derivative settlements (per Boe) (1)	7.15	6.68	(2.24)	6.90	(4.01)
Total, including derivatives (per Boe)	$25.04	$25.44	$35.76	$25.26	$37.79

Average production costs (per Boe)	$12.81	$11.58	$10.26	$12.15	$10.60
Average production tax (per Boe)	$0.95	$0.89	$1.80	$0.92	$1.96
__________
(1)    Excludes cash received on settlement of derivative contracts prior to their contractual maturity.

Derivative Position
We utilize fixed price swaps, collars and put options as part of our strategy to hedge the variability of oil, natural gas, and NGL prices. In the second quarter of 2015, we monetized certain of our derivative contracts for the periods October 2015 through December 2015 and calendar year 2016. Additional information on our derivatives is available on our website, www.newsource.com, under the Investors tab. The following table reflects the Partnership's percentage of production hedged through 2016.

	Oil	Natural Gas	NGL(1)	Total
2015	82%	67%	6%	42%
2016	59%	58%	—%	30%

(1) The Partnership's 2015 NGL hedges represent Pentane only from June to September.

Credit Facility
In the second quarter of 2015, our borrowing base on our senior secured revolving credit facility was lowered from $90.0 million to $60.0 million based on our estimated oil, natural gas and NGL reserves using commodity pricing reflective of the current market conditions. On May 29, 2015, the borrowing base was reduced further to $57.0 million in response to the settlement of a portion of our derivative contracts prior to their contractual maturity. Additionally, we anticipate that the borrowing base will be reduced at the October 2015 redetermination due to continued declines in oil, natural gas and NGL prices and the resulting impact on our reserves. As of June 30, 2015, the Partnership had $49.0 million outstanding under the credit facility.

Going Concern
The Partnership’s financial statements have been prepared assuming that it will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. As a result of the substantial drop in oil, natural gas and NGL prices, our revenue, profitability and cash flow have been significantly affected. Additionally, the Partnership has violated debt covenants on certain of its oilfield service related debt, which results in this debt being classified as current and could require us to have to pay amounts outstanding sooner than anticipated based on the original maturity. While we are evaluating strategic alternatives, there can be no assurance that the Partnership will be successful in these efforts or that it will have sufficient funds to cover its operational and financial obligations over the next twelve months, which raises substantial doubt as to its ability to continue as a going concern.

Oilfield Services Results
Adjusted EBITDA for the Oilfield Services ("OFS") division was approximately $0.9 million in the second quarter of 2015 compared to approximately $3.8 million in the first quarter of 2015. Revenue was approximately $18.8 million for the second quarter of 2015 with an average weekly rig count of 557 compared to approximately $31.6 million in the first quarter of 2015 with an average weekly rig count of 867. The decline in revenue and adjusted EBITDA reflects the continued reduction in drilling activity as a result of lower commodity prices and the discounts we have offered our customers in the first half of 2015.

"The continuation in rig count decline and drilling activity in the second quarter weighed heavily on our OFS business," said Dikran Tourian, President and Chief Operating Officer. "We have put extensive cost cutting measures in place across the entire platform, which includes consolidating field offices, reducing payroll, and proportionately aligning our work force to reflect the reduced rig count and the corresponding decrease in demand for our services. While these cuts are not fully reflected in our second quarter results, we believe the savings from these cost cutting measures coupled with an increased demand for our services for winter operations will be reflected in our financial results in the second half of 2015."

2H2015 Guidance
The Partnership is revising its guidance for the second half of 2015 to reflect the current commodity price environment. The Oilfield Services Division's guidance reflects a decrease in revenue and margins based on the current rig count and discounts provided to contract operators for who we provide services. The Exploration and Production Division's guidance reflects our drilling program continued curtailment and continued increased production costs from our contract operator.

Oilfield Services Division		E&P Division

Revenue ($ in millions)	$32 - $37	Production (Boe/d)	2,600 - 2,800
Adj. EBITDA Margin (as a % of revenue)	15% - 18%	Production Costs ($ per Boe)	$12.00 - $14.00
Maint. Capex ($ in millions)	$0.5 - $0.8	Maint. Capex ($ in millions)	$0.2 - $0.5

Use of Non-GAAP Financial Measures
New Source presents Adjusted EBITDA and DCF, which are non-GAAP financial measures, in this press release.  New Source defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation, depletion and amortization, accretion expense, impairment, non-cash compensation expense, transaction fees, loss (gain) on derivative contracts net of cash received (paid) on settlement of derivative contracts and other non-recurring gains and losses.  New Source defines DCF as Adjusted EBITDA less cash interest expense and estimated maintenance capital expenditures, as defined below.

Maintenance capital expenditures represent the amount of capital expenditures necessary to maintain the revenue generating capabilities of the Partnership's assets at current levels over the long term.  We consider maintenance capital expenditures to be capital expenditures required to replace revenue generating assets (including production and producing reserves from our oil and natural gas operations and vehicles and other equipment from our oilfield services operations) on an individualized basis.

New Source believes that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our results of operations. The tables included in this press release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP.  Non-GAAP financial measures should not be considered as an alternative to GAAP measures such as net income or any other measure of liquidity or financial performance calculated and presented in accordance with GAAP.  Investors should not consider Adjusted EBITDA or DCF in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP.  Because Adjusted EBITDA and DCF may be defined differently by other companies in our industry, New Source’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of Adjusted EBITDA and DCF to net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

Reconciliation of Adjusted EBITDA and DCF to Net (Loss) Income:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(in thousands)
Net (loss) income attributable to New Source Energy Partners L.P.	$(109,856)	$1,586	$(167,028)	$54
Interest expense	1,749	1,015	3,097	1,984
Depreciation, depletion and amortization	5,999	10,289	18,346	19,567
Accretion expense	59	74	133	143
Impairment	99,689	—	142,808	—
Non-cash compensation expense	461	386	4,322	644
Transaction fees	358	1,321	1,052	3,232
Gain on investment in acquired business	—	(2,298)	—	(2,298)
Loss (gain) on derivative contracts, net	1,067	1,396	(157)	4,528
Cash received (paid) on settlement of derivative contracts	6,000	(983)	8,339	(3,412)
Other	433	—	1,152	—
Change in fair value of contingent consideration	—	(1,345)	—	(912)
Adjusted EBITDA	5,959	11,441	12,064	23,530
Cash paid for interest	956	860	2,105	1,859
Maintenance capital expenditures (1)	144	3,969	1,183	7,648
Distributable cash flow	$4,859	$6,612	$8,776	$14,023

(1)
Amounts reflect capital expenditures during the period presented. Future maintenance capital expenditures will vary depending on various factors, including, but not limited to, maintenance schedules and the timing of capital projects. Estimated maintenance capital expenditures for the three months ended June 30, 2015 relates to the Oilfield Services division. Of the estimated maintenance capital expenditures for the six months ended June 30, 2015, approximately $0.8 million relates to the Exploration and Production division and approximately $0.4 million relates to the Oilfield Services division.

Reconciliation of Adjusted EBITDA by Segment to Net Loss by Segment:

	Three Months Ended		Six Months Ended
	June 30, 2015		June 30, 2015
	E&P	OFS	E&P	OFS
	(in thousands)
Net loss attributable to New Source Energy Partners L.P.	$(39,855)	$(70,001)	$(89,777)	$(77,251)
Interest expense	1,234	515	2,101	996
Depreciation, depletion and amortization	3,561	2,438	8,280	10,066
Accretion expense	59	—	133	—
Impairment	32,905	66,784	76,024	66,784
Non-cash compensation expense	(511)	972	715	3,607
Transaction fees	358	—	1,052	—
Gain on derivative contracts, net	1,067	—	(157)	—
Cash received on settlement of derivative contracts	6,000	—	8,339	—
Other	255	178	632	520
Adjusted EBITDA	$5,073	$886	$7,342	$4,722

Conference Call
A conference call for investors will be held Monday, August 10, 2015, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss the Partnership’s second quarter 2015 results. Hosting the call will be Kristian B. Kos, Chairman and Chief Executive Officer, Dikran Tourian, President and Chief Operating Officer and Amber Bonney, Principal Accounting Officer.

The call can be accessed live over the telephone by dialing (877) 407-4018, or for international callers, (201) 689-8471. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176 or for international callers, (858) 384-5517. The pass code for the replay is 13616090. The replay will be available until August 24, 2015.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Partnership’s website at www.newsource.com in the Investors-Presentations link. A replay of the webcast will also be available for approximately 30 days following the call.

About New Source Energy Partners L.P.
New Source Energy Partners L.P. is an independent energy partnership engaged in the production of its onshore oil and natural gas properties that extends across conventional resource reservoirs in east-central Oklahoma and in oilfield services that specialize in increasing efficiencies and safety in drilling and completion processes. For more information on the Partnership, please visit www.newsource.com.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of federal securities laws. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. We have based these forward-looking statements on our current expectation and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. We undertake no obligation to update or revise any forward-looking statements except as may be required by applicable law.

New Source Energy Partners L.P. – Investor & Media Contact
Nick Hodapp
Director - Investor Relations
(405) 272-3028
nhodapp@newsource.com

New Source Energy Partners L.P.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

	(in thousands, except per unit amounts)
Revenues:
Oil sales	$1,648	$4,402	$3,340	$8,348
Natural gas sales	1,404	3,850	3,247	9,217
NGL sales	2,267	8,466	5,299	18,004
Oilfield services	18,765	10,100	50,315	18,676
Total revenues	24,084	26,818	62,201	54,245
Operating costs and expenses:
Oil, natural gas and NGL production	3,810	4,516	7,865	9,019
Production taxes	282	792	593	1,671
Cost of providing oilfield services	14,637	5,968	37,696	10,534
Depreciation, depletion and amortization	5,999	10,289	18,346	19,567
Accretion	59	74	133	143
Impairment	99,689	—	142,808	—
General and administrative	6,671	3,489	18,905	9,050
Total operating costs and expenses	131,147	25,128	226,346	49,984
Operating (loss) income	(107,063)	1,690	(164,145)	4,261
Other income (expense):
Interest expense	(1,749)	(1,015)	(3,097)	(1,984)
(Loss) gain on derivative contracts, net	(1,067)	(1,396)	157	(4,528)
Gain on investment in acquired business	—	2,298	—	2,298
Other income	23	9	57	7
Net (loss) income	(109,856)	1,586	(167,028)	54
Less: net income attributable to noncontrolling interest	—	—	—	—
distributions on Series A Preferred Units	988	—	988	—
accretion of discount on Series A Preferred Units	175	—	175	—
Net (loss) income attributable to New Source Energy Partners L.P.	$(111,019)	$1,586	$(168,191)	$54

Net (loss) income per unit:
Net income (loss) per general partner unit	$—	$0.11	$(3.03)	$(0.02)
Net (loss) income per subordinated unit	$(6.06)	$0.11	$(9.30)	$(0.02)
Net (loss) income per common unit	$(5.93)	$0.11	$(8.97)	$0.01

New Source Energy Partners L.P. Condensed Consolidated Balance Sheets (Unaudited)
	June 30, 2015	December 31, 2014
	(in thousands, except unit amounts)

ASSETS
Current assets:
Cash	$5,734	$5,504
Restricted cash	588	350
Accounts receivable, net	14,953	31,919
Accounts receivable-related parties, net	6,712	4,946
Derivative contracts	1,937	8,248
Inventory	3,530	4,236
Prepaid expenses	4,565	2,011
Other current assets	722	478
Total current assets	38,741	57,692

Oil and natural gas properties, at cost using full cost method of accounting:
Proved oil and natural gas properties	333,196	332,413
Less: Accumulated depreciation, depletion, amortization and impairment	(237,981)	(153,734)
Total oil and natural gas properties, net	95,215	178,679
Property and equipment, net	68,418	68,886
Intangible assets, net	—	56,377
Goodwill	—	9,315
Derivative contracts	3	1,818
Other assets	2,381	2,779
Total assets	$204,758	$375,546

New Source Energy Partners L.P. Condensed Consolidated Balance Sheets (Unaudited)
	June 30, 2015	December 31, 2014
	(in thousands, except unit amounts)
LIABILITIES, REDEEMABLE PREFERRED UNITS AND UNITHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$17,999	$15,326
Accounts payable-related parties	1,346	2,318
Factoring payable	5,098	13,152
Contingent consideration payable	21,968	11,572
Current portion of long-term debt	19,458	11,825
Other current liabilities	117	113
Total current liabilities	65,986	54,306
Long-term debt	49,602	95,218
Contingent consideration payable	—	10,801
Asset retirement obligations	3,697	3,568
Other liabilities	237	339
Total liabilities	119,522	164,232
Commitments and contingencies

Series A Preferred Units (1,930,000 units issued and outstanding at June 30, 2015)	44,629	—

Unitholders' equity:
Common units (16,525,736 units issued and outstanding at June 30, 2015 and 16,160,381 units issued and outstanding at December 31, 2014)	76,153	231,510
Common units held in escrow	(3,734)	(6,955)
Subordinated units (2,205,000 units issued and outstanding at June 30, 2015 and December 31, 2014)	(49,232)	(28,717)
General partner's units (none issued and outstanding at June 30, 2015 and 155,102 units issued and outstanding at December 31, 2014)	—	(1,944)
Total New Source Energy Partners L.P. unitholders' equity	23,187	193,894
Noncontrolling interest	17,420	17,420
Total unitholders' equity	40,607	211,314
Total liabilities, redeemable preferred units and unitholders' equity	$204,758	$375,546